Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 18, 2020, relating to the balance sheet of Live Oak Acquisition Corp. II as of September 1, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 12, 2020 (inception) through September 1, 2020, appearing in Amendment No. 3 to the Registration Statement on Form S-1, File No. 333-249854.

/s/ WithumSmith+Brown, PC

New York, New York
December 2, 2020